Exhibit 99.1

Contacts	Media Susan Gallagher (314) 554-2175 sgallagher@ameren.com	Analysts Doug Fischer (314) 554-4859 dfischer@ameren.com	Investors Investor Services 800-255-2237 invest@ameren.com

For Immediate Release

Ameren Announces 2010 Earnings

Issues 2011 Earnings Guidance

•	2010 Core (Non-GAAP) EPS Were $2.75

•	2010 GAAP EPS Were $0.58, Reflecting Third Quarter Non-cash Goodwill and Other Asset Impairment Charges

•	2011 GAAP and Core (Non-GAAP) EPS Guidance Range Established at $2.20 to $2.60

ST. LOUIS, MO., Feb. 22, 2011 — Ameren Corporation (NYSE: AEE) today announced 2010 net income, in accordance with generally accepted accounting principles (GAAP), of $139 million, or 58 cents per share, compared to 2009 GAAP net income of $612 million, or $2.78 per share. Excluding certain items in each year, which are discussed below, Ameren recorded 2010 core (non-GAAP) net income of $657 million, or $2.75 per share, compared to 2009 core (non-GAAP) net income of $615 million, or $2.79 per share.

Core (non-GAAP) net income increased in 2010, compared to 2009, despite challenging wholesale power market conditions. Factors favorably affecting 2010 core (non-GAAP) net income, compared to 2009, included increased regulated utility margins, reflecting higher electricity sales volumes and new electric utility rates, and lower financing costs. Sales volumes benefited from favorable weather, a recovering economy and the return to full service of a large customer’s aluminum smelter plant. Offsetting factors included reduced merchant generation margins and higher depreciation and amortization expenses. Merchant margins were reduced by lower realized power prices and higher fuel and related transportation costs. Ameren total non-fuel operations and maintenance costs increased only slightly reflecting the Callaway Nuclear Plant refueling outage largely mitigated by disciplined cost management across all business segments. The Callaway Plant did not have a refueling outage in 2009. On a per share basis, 2010 core (non-GAAP) earnings declined, compared to 2009, because of an increased average number of common shares outstanding.

“This past year was marked by significant accomplishments, as we aggressively pursued our vision of leading the way to a secure energy future,” said Thomas R. Voss, chairman, president and chief executive officer of Ameren Corporation. “Disciplined cost management, strong customer sales and rate relief allowed us to overcome the financial impact of weak wholesale power prices and higher fuel and related transportation costs. We also returned our newly rebuilt Taum Sauk pumped-storage hydroelectric plant to service, installed major environmental controls at two coal-fired plants, simplified our corporate structure, launched plans for growing our transmission business and improved our safety and customer satisfaction performance.

“We continue to position our company for long-term success,” Voss added. “Our regulated utilities narrowed the gap between earned and allowed returns on investment, and our merchant generation business lowered its cost structure to enhance long-term competitiveness. These accomplishments were the direct result of a focused, dedicated workforce.”

Kilowatthour (KWh) sales of electricity to native load utility customers increased 9% in 2010, compared to 2009. KWh sales to industrial customers rose 16%. Excluding KWh sales to the previously mentioned aluminum smelter plant, industrial KWh sales increased 8%. KWh sales to residential and commercial customers rose 7%.

For the fourth quarter of 2010, Ameren recorded GAAP net income of $52 million, or 21 cents per share, compared to $79 million, or 34 cents per share, for the fourth quarter of 2009. Excluding certain items in each year, which are discussed below, Ameren recorded fourth quarter 2010 core (non-GAAP) net income of $56 million, or 22 cents per share, compared to fourth quarter 2009 core (non-GAAP) net income of $85 million, or 37 cents per share.

Factors favorably affecting core (non-GAAP) earnings in the fourth quarter of 2010, compared to the fourth quarter of 2009, included increased regulated utility margins reflecting new electric utility rates and colder winter weather. These factors were more than offset by reduced merchant generation margins, as a result of lower realized power prices and higher fuel and related transportation costs.

The following items were excluded from full-year and fourth quarter 2010 and 2009 core (non-GAAP) earnings, as applicable:

•	Non-cash goodwill and other asset impairment charges related to our merchant generation business, which reduced net income by $522 million in the full-year 2010;

•

Net unrealized mark-to-market activity, which decreased net income by $4 million in the fourth quarter of 2010, increased net income by $17 million in the full-year 2010, and increased net income by $1 million and $29 million in the fourth quarter and full-year 2009, respectively;

•	A charge for the impact on deferred taxes of changes in federal healthcare laws, which reduced net income by $13 million in the full-year 2010;

•

Net costs associated with the Illinois electric rate relief settlement agreement (reached in 2007), which reduced net income by $5 million in the fourth quarter of 2009 and $17 million in the full-year 2009; and

•	Employee separation and other charges, which reduced net income by $2 million and $15 million in the fourth quarter and full-year 2009, respectively.

A reconciliation of GAAP to core (non-GAAP) earnings per share follows:

	Fourth Quarter		Year
	2010	2009	2010	2009
GAAP earnings per share	$0.21	$0.34	$0.58	$2.78
Goodwill and other asset impairment charges	—	—	2.19	—
Net unrealized mark-to-market activity, (gain)/loss	0.01	—	(0.08)	(0.14)
Deferred tax impact of new federal healthcare laws	—	—	0.06	—
Illinois electric rate relief settlement agreement, net	—	0.02	—	0.08
Employee separation and other charges	—	0.01	—	0.07
Core (Non-GAAP) earnings per share	$0.22	$0.37	$2.75	$2.79

2011 Earnings Guidance

Ameren expects 2011 GAAP and core (non-GAAP) earnings to be in the range of $2.20 to $2.60 per share. Any net unrealized mark-to-market gains or losses will impact GAAP earnings but are excluded from GAAP and core (non-GAAP) earnings guidance because the company is unable to reasonably estimate the impact of any such gains or losses.

The projected decline in core (non-GAAP) earnings per share in 2011, compared to 2010, is primarily due to an assumed return to normal weather and expected lower margins at Ameren’s merchant generation business. The merchant generation segment has proactively sold forward or hedged more than 90% of its expected 2011 generation output at an average price per megawatthour that is greater than the current market price; however, the 2011 average realized price is expected to be less than that of 2010. In addition, fuel and related transportation costs are expected to be higher in 2011 than in 2010.

Ameren expects its business segments to provide the following contributions to 2011 GAAP and core (non-GAAP) earnings per share:

Ameren Missouri and Ameren Illinois	$2.05 - $2.30
Merchant Generation	0.15 - 0.30

2011 GAAP and Core (Non-GAAP) Earnings Guidance Range	$2.20 - $2.60

Ameren’s earnings guidance for 2011 assumes normal weather for the year and is subject to the effects of, among other things, regulatory decisions and legislative actions; plant operations; energy, economic, and capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Ameren Missouri Results

At the company’s Missouri regulated operations, the gap between earned and allowed returns on investment narrowed in 2010, versus the prior year. Full-year 2010 core (non-GAAP) earnings were $367 million, compared to $241 million in 2009. The improvement in core (non-GAAP) earnings was primarily due to an 8% increase in electricity sales volumes to native load customers, as a result of favorable weather; the return to full capacity of the segment’s largest customer, an aluminum smelter plant, in March 2010; disciplined cost management; and a recovering economy. New electric rates and higher capitalization of financing costs for construction projects also contributed to the earnings improvement. The impact of these positive factors was reduced by higher plant operations and maintenance expenses, primarily due to the spring refueling of the Callaway Nuclear Plant and increased scheduled outages at coal-fired plants, and other items. Full-year 2010 GAAP earnings were $364 million, compared to $259 million in 2009. The GAAP earnings comparison was impacted by the factors mentioned above and by a charge for the impact on deferred taxes of changes in federal healthcare laws in 2010, a reduced gain in 2010 from net unrealized mark-to-market activity and employee separation and other charges in 2009.

Ameren Illinois Results

At the company’s Illinois regulated operations, prompt action to reduce planned spending levels mitigated the impact on 2010 earnings of a disappointing spring 2010 energy delivery rate order, contributing to a narrowing of the gap between earned and allowed returns on investment, versus the prior year. Full-year 2010 core (non-GAAP) earnings were $208 million, compared to $130 million in 2009. The increase in core (non-GAAP) earnings was primarily due to a 9% increase in electric Kwh sales, reflecting favorable weather and a recovering economy. New energy delivery rates, even though disappointing, and new transmission rates also contributed to the earnings improvement. The impact of these positive factors was mitigated by the absence of a 2009 benefit from recovery of prior years’ bad debt expense, among other items. Full-year 2010 GAAP earnings were $208 million, compared to $127 million in 2009. The GAAP earnings comparison was impacted by the factors mentioned above, a reduced gain in 2010 from net unrealized mark-to-market activity and the impact on deferred taxes of changes in federal healthcare laws in 2010. The GAAP comparison was also impacted by charges related to the Illinois electric rate relief settlement agreement (reached in 2007) and employee separation and other charges, both recorded in 2009.

Merchant Generation Results

At the company’s merchant generation operations, aggressive cost control measures mitigated, to some extent, the financial impact of challenging conditions in the wholesale power markets. Full-year 2010 core (non-GAAP) earnings for the merchant generation operations were $108 million, compared to $273 million in 2009. The decline in core (non-GAAP) earnings was principally due to lower realized power prices and higher fuel and related transportation costs. In addition, depreciation expense increased, reflecting environmental control equipment placed in service in late 2009 and early 2010. The impact of these negative factors was mitigated by aggressive cost control measures, which reduced non-fuel operations and maintenance expenses, among other items. Full-year 2010 GAAP losses were $409 million, compared to GAAP earnings of $247 million in 2009. The GAAP earnings comparison was impacted by the factors mentioned above and by non-cash goodwill and other asset impairment charges of $522 million and a charge for the impact on deferred taxes of changes in federal healthcare laws in 2010. The GAAP comparison was also impacted by a gain in 2010, compared to a loss in 2009, from net unrealized mark-to-market activity, and by employee separation and other charges and a charge related to the Illinois electric rate relief settlement agreement (reached in 2007), both recorded in 2009.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9:00 a.m. Central Time on Tuesday, Feb. 22, to discuss fourth quarter and full-year 2010 earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on “Q4 2010 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s website. This presentation will be posted in the “Investors” section of the website under “Webcasts & Presentations.” The analyst call will also be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time, from Feb. 22 through March 1, by dialing, U.S. (877) 660-6853 or international (201) 612-7415, and entering account number 352 and ID number 366467.

Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance exclude one or more of the following: charges for goodwill and other asset impairments, net unrealized mark-to-market gains or losses, a charge for the deferred tax impact of new federal healthcare laws, the earnings impact of the 2007 settlement agreement among parties in Illinois for comprehensive electric rate relief and customer assistance, and employee separation and other charges. Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes it allows it to more accurately compare the company’s ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP as a result of our treatment of certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of Ameren Missouri’s pending electric rate proceeding and Ameren Illinois’ electric and gas rate proceeding; the court appeals and regulatory proceedings related to Ameren Missouri’s 2009 and 2010 electric rate orders and the court appeals related to Ameren Illinois’ 2010 electric and natural gas rate order; and future regulatory, judicial, or legislative actions that seek to limit or reverse rate increases;

•	the effects of, or changes to, the Illinois power procurement process;

•	changes in laws and other governmental actions, including monetary, fiscal, and tax policies;

•

changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including Ameren Missouri and Ameren Energy Marketing Company;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs in a timely fashion in light of regulatory lag;

•	the effects of participation in, or potential withdrawal from, the Midwest Independent Transmission System Operator, Inc.;

•

the cost and availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

•	the level and volatility of future prices for power in the Midwest;

•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;

•	disruptions of the capital markets or other events that make the Ameren Companies’ access to necessary capital, including short-term credit and liquidity, impossible, more difficult, or more costly;

•	our assessment of our liquidity;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•	the impact of weather conditions and other natural phenomena on us and our customers;

•	the impact of system outages;

•	generation, transmission and distribution asset construction, installation, performance, and cost recovery;

•	the extent to which Ameren Missouri prevails in its claims against insurers in connection with its Taum Sauk pumped-storage hydroelectric plant incident;

•

the extent to which Ameren Missouri is permitted by its regulators to recover in rates (i) certain of the Taum Sauk rebuild costs not covered by insurance and (ii) investments made in connection with a proposed second unit at its Callaway nuclear plant;

•	impairments of long-lived assets, intangible assets, or goodwill;

•	operation of Ameren Missouri’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures;

•

the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, other emissions, and energy efficiency, will be enacted over time, which could limit or terminate the operation of certain of our generating units, increase our costs, result in an impairment of our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, work force reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by the Ameren Companies’ facilities or required to satisfy energy sales made by the Ameren Companies;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

With assets of $24 billion, St. Louis-based Ameren Corporation owns a diverse mix of electric generating plants strategically located in our Midwest market, with a generating capacity of more than 16,900 megawatts. Through our Missouri and Illinois subsidiaries, we serve 2.4 million electric customers and nearly 1 million natural gas customers in a 64,000-square-mile area. Our mission is to meet their energy needs in a safe, reliable, efficient and environmentally responsible manner. For more information, visit Ameren.com.

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,258	3,279	14,640	13,413
Commercial	3,478	3,484	15,002	14,510
Industrial	2,151	1,815	8,656	7,037
Other	112	536	1,429	1,655

Native load subtotal	8,999	9,114	39,727	36,615
Off-system sales	2,858	3,428	8,496	12,447

Subtotal	11,857	12,542	48,223	49,062

Ameren Illinois
Residential
Power supply and delivery service	2,709	2,764	12,341	11,089
Commercial
Power supply and delivery service	982	1,194	4,419	5,235
Delivery service only	1,963	1,862	8,051	6,797
Industrial
Power supply and delivery service	342	154	1,389	514
Delivery service only	2,690	2,723	11,147	10,712
Other	138	146	545	546

Native load subtotal	8,824	8,843	37,892	34,893

Merchant Generation
Non-affiliate energy sales	7,457	6,683	30,788	25,673
Affiliate native energy sales	—	620	949	3,529

Subtotal	7,457	7,303	31,737	29,202

Eliminate affiliate sales	—	(620)	(949)	(3,529)
Eliminate Illinois Regulated/Merchant Generation common customers	(1,251)	(1,511)	(5,016)	(5,566)

Ameren Total	26,887	26,557	111,887	104,062

Electric Revenues (in millions):
Ameren Missouri
Residential	$235	$201	$1,193	$982
Commercial	209	177	1,004	881
Industrial	89	67	399	314
Other	28	36	147	122

Native load subtotal	561	481	2,743	2,299
Off-system sales	85	99	287	401

Subtotal	$646	$580	$3,030	$2,700

Ameren Illinois
Residential
Power supply and delivery service	$277	$256	$1,270	$1,094
Commercial
Power supply and delivery service	81	105	425	521
Delivery service only	35	28	143	103
Industrial
Power supply and delivery service	13	7	66	22
Delivery service only	10	10	38	36
Other	15	30	119	189

Native load subtotal	$431	$436	$2,061	$1,965

Merchant Generation
Non-affiliate energy sales	$335	$345	$1,442	$1,340
Affiliate native energy sales	55	76	231	385
Other	(24)	(17)	20	(15)

Subtotal	$366	$404	$1,693	$1,710

Eliminate affiliate revenues	(62)	(93)	(263)	(435)

Ameren Total	$1,381	$1,327	$6,521	$5,940

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Electric Generation - megawatthours (in millions):
Ameren Missouri	12.0	12.4	48.1	48.7
Merchant Generation
Ameren Energy Generating Company (Genco)*	5.4	5.1	22.0	20.5
AmerenEnergy Resources Generating Company (AERG)	1.8	1.9	7.5	6.8
AmerenEnergy Medina Valley Cogen, L.L.C.	—	0.1	0.1	0.2

Subtotal	7.2	7.1	29.6	27.5

Ameren Total	19.2	19.5	77.7	76.2

Fuel Cost per kilowatthour (cents)
Ameren Missouri	1.472	1.305	1.536	1.356
Merchant Generation	2.253	2.006	2.287	2.007

Gas Sales - decatherms (in thousands)
Ameren Missouri	3,772	3,954	11,923	11,666
Ameren Illinois	29,214	32,092	90,463	92,590
Other	66	91	626	3,391

Ameren Total	33,052	36,137	103,012	107,647

Net Income (Loss) by Segment (in millions):
Ameren Missouri	$1	$15	$364	$259
Ameren Illinois	40	28	208	127
Merchant Generation	19	42	(409)	247
Other	(8)	(6)	(24)	(21)

Ameren Total	$52	$79	$139	$612

		December 31, 2010		December 31, 2009

Common Stock:
Shares outstanding (in millions)		240.4		237.4
Book value per share		$32.15		$33.08

Capitalization Ratios:
Common equity		51.3%		50.3%
Preferred stock		0.9%		1.3%
Debt, net of cash		47.8%		48.4%

*	Effective January 1, 2010, Genco acquired an 80% ownership interest in Electric Energy, Inc. (EEI) from an Ameren subsidiary as a result of an internal reorganization. All periods presented reflect the combined generation of Genco and EEI.

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Operating Revenues:
Electric	$1,381	$1,327	$6,521	$5,940
Gas	325	357	1,117	1,195

Total operating revenues	1,706	1,684	7,638	7,135

Operating Expenses:
Fuel	350	274	1,323	1,141
Purchased power	191	201	1,106	909
Gas purchased for resale	202	226	669	749
Other operations and maintenance	457	443	1,821	1,768
Goodwill and other impairment losses	-	2	589	7
Depreciation and amortization	194	184	765	725
Taxes other than income taxes	114	109	449	420

Total operating expenses	1,508	1,439	6,722	5,719

Operating Income	198	245	916	1,416

Other Income and Expenses:
Miscellaneous income	20	22	90	71
Miscellaneous expense	14	9	33	23

Total other income	6	13	57	48

Interest Charges	120	132	497	508

Income Before Income Taxes	84	126	476	956

Income Taxes	30	44	325	332

Net Income	54	82	151	624

Less: Net Income Attributable to Noncontrolling Interests	2	3	12	12

Net Income Attributable to Ameren Corporation	$52	$79	$139	$612

Earnings per Common Share - Basic and Diluted	$0.21	$0.34	$0.58	$2.78

Average Common Shares Outstanding	239.9	237.0	238.8	220.4

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	December 31, 2010	December 31, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$545	$622
Accounts receivable - trade, net	500	424
Unbilled revenue	406	367
Miscellaneous accounts and notes receivable	231	318
Materials and supplies	707	782
Mark-to-market derivative assets	129	121
Current regulatory assets	267	110
Other current assets	109	98

Total current assets	2,894	2,842

Property and Plant, Net	17,853	17,610
Investments and Other Assets:
Nuclear decommissioning trust fund	337	293
Goodwill	411	831
Intangible assets	7	129
Regulatory assets	1,259	1,342
Other assets	754	655

Total investments and other assets	2,768	3,250
TOTAL ASSETS	$23,515	$23,702

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$155	$204
Short-term debt	269	20
Accounts and wages payable	651	694
Taxes accrued	63	54
Interest accrued	107	110
Customer deposits	100	101
Mark-to-market derivative liabilities	161	109
Current regulatory liabilities	99	82
Other current liabilities	283	337

Total current liabilities	1,888	1,711

Credit Facility Borrowings	460	830
Long-term Debt, Net	6,853	7,111
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,886	2,554
Accumulated deferred investment tax credits	90	94
Regulatory liabilities	1,319	1,257
Asset retirement obligations	475	429
Pension and other postretirement benefits	1,045	1,165
Other deferred credits and liabilities	615	491

Total deferred credits and other liabilities	6,430	5,990

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,520	5,412
Retained earnings	2,225	2,455
Accumulated other comprehensive loss	(17)	(13)

Total Ameren Corporation stockholders’ equity	7,730	7,856
Noncontrolling Interests	154	204

Total equity	7,884	8,060
TOTAL LIABILITIES AND EQUITY	$23,515	$23,702

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Year Ended December 31,
	2010	2009

Cash Flows From Operating Activities:
Net income	$151	$624
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on goodwill and other impairments	589	7
Net mark-to-market gain on derivatives	(15)	(23)
Depreciation and amortization	783	748
Amortization of nuclear fuel	54	53
Amortization of debt issuance costs and premium/discounts	23	25
Deferred income taxes and investment tax credits, net	302	402
Allowance for equity funds used during construction	(52)	(36)
Other	40	17
Changes in assets and liabilities:
Receivables	(85)	21
Materials and supplies	78	67
Accounts and wages payable	27	(42)
Taxes accrued	9	-
Assets, other	(109)	(66)
Liabilities, other	71	99
Pension and other postretirement benefits	(5)	(9)
Counterparty collateral, net	(73)	(17)
Taum Sauk insurance recoveries, net of costs	54	107

Net cash provided by operating activities	1,842	1,977

Cash Flows From Investing Activities:
Capital expenditures	(1,031)	(1,704)
Nuclear fuel expenditures	(90)	(80)
Purchases of securities - nuclear decommissioning trust fund	(271)	(383)
Sales of securities - nuclear decommissioning trust fund	256	380
Other	24	(2)

Net cash used in investing activities	(1,112)	(1,789)

Cash Flows From Financing Activities:
Dividends on common stock	(368)	(338)
Dividends paid to noncontrolling interest holders	(8)	(21)
Capital issuance costs	(15)	(65)
Short-term and credit facility borrowings, net	(121)	(324)
Redemptions, repurchases, and maturities:
Long-term debt	(310)	(631)
Preferred stock	(52)	-
Issuances:
Common stock	80	634
Long-term debt	-	1,021
Generator advances received for construction, net of repayments	(13)	66

Net cash provided by (used in) financing activities	(807)	342

Net change in cash and cash equivalents	(77)	530
Cash and cash equivalents at beginning of year	622	92

Cash and cash equivalents at end of year	$545	$622